Exhibit 99.1

Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces 2012 Fourth Quarter and Year End Financial Results

Two New Customers Select Cover-All’s New Policy & Studio Solutions and Four Existing
Customers Upgrade with multi-year contracts in last Six Months of 2012

Momentum Continues into 2013 with 1 New Customer and 1 Existing Customer Upgrade

MORRISTOWN, NEW JERSEY (March 20, 2013) – Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2012.

Financial Highlights:

•

For the full year 2012, revenue was $16.2 million, compared to $17.6 million for the full year 2011.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”*), a non-GAAP metric, was $(1,087,986) for 2012, or $(0.04) per basic and diluted share, compared to $3.0 million, or $0.12 per basic and diluted share, for 2011.

•

The Company’s balance sheet remains strong with stockholders’ equity at $13.1 million as of December 31, 2012.  The Company completed 2012 with $1.4 million in cash and cash equivalents.

Operational Highlights:

•

Cover-All expanded its new suite of fully built out ISO® products built with the most modern technologies which already includes ISO® Commercial Automobile, Commercial Package – Property, general liability, inland marine, crime and fidelity as well as Workers Compensation with the addition of the Business owners (BOP) product.  We believe these products represent the only fully built out ISO® products using modern technology available in the marketplace today.  The products support the rate, quote, issuance, subsequent transactions and statistical reporting of these lines of business.

•

Cover-All announced the creation of Dev Studio (scheduled for general release in Q2, 2013) which enables customers to create, modify or maintain their own insurance products on the Cover-All Policy Solution platform.  This capability combined with the unmatched functionality of the Cover-All prebuilt ISO® and NCCI® products give customers and prospects the choices they need to meet their specific business needs.

•

Cover-All announced the availability of Cover-All Test Studio, an automated testing tool.

•

Cover-All announced the availability of Cover-All Policy Conversion Studio to facilitate the conversion of policies from legacy systems to Cover-All Policy on renewal.

Recent Customer Announcements:

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Society Insurance, a multi-line commercial property and casualty (P&C) insurance company specializing in niche business, selected Cover-All Policy to modernize Society's entire policy platform, including rating, quoting, underwriting, policy servicing, document generation/management and distribution.

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Triple-S Propiedad, a Puerto Rico-based underwriter of property and casualty insurance policies, will implement the new version of Cover-All Policy to handle the company’s commercial auto and commercial package (including property, general liability, inland marine and crime) property and casualty (P&C) lines of business.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “2012 was a challenging year. Entering the year we projected that 2012 would be our sixth record revenue year driven by in part by expected customer upgrades to our exciting new Policy solution and in part by our belief that the marketplace would embrace our innovative solution as well. Our projections were based on certain timing estimates that proved to be overly optimistic in a competitive environment. We welcomed the opportunity to show what our software, our technology and our people can do and we believe the eight affirmative decisions - 3 new customers and 5 upgrades - in the last half of 2012 and to date in 2013 justify that approach and validate the quality and versatility of our software, technology and people.

“Our reported financial results for 2012 are below our own expectations. However, I believe a closer look will tell a better story. Our 2012 revenues of $16.2 million were lower than our projection of $19 million. However, we had reached agreements with two customers very late in the year but we were not able to recognize the associated license revenue in 2012. The combined license revenue for these two agreements totals $3.1 million and should be recognized in Q1, 2013 which will give us a great start to 2013. In addition, our professional services backlog has grown to more than $4.5 million and we expect to earn this ratably in 2013 and 2014. Each of these eight new agreements is for a minimum of five years.

“Expenses increased 30% over 2011 due primarily to the increase in amortization (up 120%), increase in Sales and Marketing (44%), and the integration of the Bluewave Claims acquisition. Our profitability was impacted significantly by the size of our amortization of capitalized computer software of $3.5 million, or $0.14 per share, more than double the 2011 amount $(1.5 million), or $(0.06) per share. This non cash item will continue as we amortize the investment in software over three years. Largely as a result of amortization, we have suggested that EBITDA may be a useful measure to evaluate our results. For 2012, we are reporting an EBITDA loss of $(1.1 million), or $(0.04) per share.

“Lastly, we invested aggressively in expanding our offerings with investments in Policy, Dev Studio, Claims, Test Studio, BOP and much more. In addition, we invested heavily in Sales and Marketing. We believe that our recent customer “wins” are largely attributable to these investments as well as the significant investments in recent years. Our strategy is focused on providing outstanding and innovative products and services to the property and casualty and is focused building value for investors, customers and employees. We believe we made significant progress in 2012 and are well positioned for 2013.

“We are in the process of a strategic transformation from a niche player to a provider of comprehensive and industry acclaimed solutions for the entire breadth of the property and casualty insurance industry. In recent years, we augmented our solutions through development and accretive acquisitions, garnering praise from leading industry analysts and interest from increasingly large number of potential customers. This culminated in a flurry of wins at the end of the year, but due to the timing of the deployments, some of this activity will benefit the first quarter and fiscal 2013.”

Financial Results for the Year Ended December 31, 2012

Total revenues for the year ended December 31, 2012 were $16.2 million, compared to $17.6 million in 2011. License revenue was $3.9 million in 2012, compared to $4.8 million in 2011. Approximately $3.1 million in contracts were signed as of December 31, 2012, but due to deployment schedules, the Company will recognize the revenue from these agreements in the first quarter of 2013. Support Services revenue (which represents contracted continuing revenue) was $8.3 million in 2012, compared to $8.3 million in 2011. Professional Services revenue was $4.0 million in 2012, compared to $4.5 million in 2011.

Total expenses (cost of revenue and operating expenses) for 2012 were $21.3 million, compared to $16.4 million in 2011. EBITDA*, a non-GAAP metric, was $(1,087,986), or $(0.04) per basic and diluted share, for 2012, compared to $3.0 million, or $0.12 per basic and diluted share, for 2011. Net loss for 2012 was $5.0 million, or $0.19 per basic and diluted share (based on 25,869,969 million basic and diluted weighted average shares), compared to net income of $1.2 million, or $0.05 per basic and diluted share (based on 25.3 million basic and 26.0 million diluted weighted average shares, respectively), for 2011. The Company recorded an income tax expense (benefit) of $257,928 in 2012, with no income tax expense (benefit) in 2011.

Mr. Roblin continued, “As we enter 2013, we are focused on delivering the value and services that our customers - both old and new - expect, continue to invest in, develop and roll out new and exciting capabilities to be viewed as a leader in the marketplace, expand sales and marketing and have a primary focus on growth while working to balance spending to revenues. Our decision to borrow money last year to preserve the investment momentum has been largely vindicated by our recent contracts and the industry excitement about our new products. However, we will also be focused on engineering our organization for improved efficiencies and effectiveness by leveraging our new capabilities.

“The expected $3.1 million in new license revenue in Q1, 2013 will give us a great start for the year. Our professional services backlog has reached approximately $4.5 million, and we expect to recognize this throughout 2013 and in 2014. In addition, we continue to pursue joint opportunities with both new and existing customers. As the word spreads about our customer “wins”, the marketplace is giving us more “at bats” and we are extremely competitive. Cover-All has demonstrated the ability to beat much larger competitors, due to our entirely new, fully integrated and highly flexible offering.”

Financial Results for the Fourth Quarter Ended December 31, 2012

Total revenues for the three months ended December 31, 2012 were $4.0 million, compared to $4.0 million for the same period in 2011. License revenue for the fourth quarter of 2012 was $1.3 million, compared to $923,000 for the same period in 2011. Support Services revenue (which represents contracted continuing revenue) was $1.8 million for the fourth quarter of 2012, compared to $2.1 million for the same period in 2011. Professional Services revenue for the fourth quarter of 2012 was $0.9 million, compared to $1.0 million for the same quarter in 2011.

Total expenses (cost of revenue and operating expenses) for the three months ended December 31, 2012 increased to $6.1 million, from $4.1 million in the same quarter last year. EBITDA*, a non-GAAP metric, was $(897,746), or $(0.03) per basic and diluted share, for the fourth quarter of 2012, compared to $543,000, or $0.03 per basic and diluted share, for the fourth quarter of 2011. Net loss for the three months ended December 31, 2012 was $1.9 million, or $0.08 per basic and diluted share (based on 25.9 million basic and 25.9 million diluted weighted average shares, respectively), compared to net income of $8,000, or $0.00 per basic and diluted share (based on 24.6 million basic and 25.1 million diluted weighted average shares, respectively), in the same quarter of 2011.

Balance Sheet

Stockholders’ equity was $13.1 million as of December 31, 2012 compared to $16.9 million as of December 31, 2011. Total assets increased to $20.8 million as of December 31, 2012 compared to $20.5 million as of December 31, 2011. As of December 31, 2012, the Company had $1.4 million in cash and cash equivalents.

Conference Call Information

Management will conduct a live teleconference to discuss its financial results at 4:30 p.m. ET on Wednesday, March 20, 2013. Anyone interested in participating should call 1-877-941-2068 if calling from the United States, or 1-480-629-9712 if dialing internationally. A replay will be available until March 27 2013, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4605834 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://public.viavid.com/index.php?id=103791.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Cover-All, limiting their usefulness as comparative tools. Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – the first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring its customers outstanding capabilities and value. With its extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen, Insurance Policy Database™ (IPD) and PipelineClaimsTM are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 2, 2012, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three and twelve months ended December 31, 2012 and 2011, respectively, the consolidated balance sheet as of December 31, 2012 and 2011, respectively, and EBITDA reconciliation to net income for the three and twelve months ended December 31, 2012 and 2011, respectively:

Cover-All Technologies Inc. and Subsidiaries Operating Highlights (unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Revenues:
Licenses	$ 1,257,178	$ 923,072	$ 3,921,171	$ 4,769,863
Support Services	1,846,910	2,073,915	8,296,263	8,345,792
Professional Services	860,588	1,021,727	4,007,405	4,480,043
Total Revenues	3,964,676	4,018,714	16,224,839	17,595,698
Cost of Revenues:
Licenses	1,140,950	780,971	4,344,837	2,948,667
Support Services	2,298,712	1,193,347	6,687,683	4,711,864
Professional Services	1,000,018	915,743	4,681,203	4,313,160
Total Cost of Revenues	4,439,680	2,890,061	15,713,723	11,973,691
Direct Margin	(475,004)	1,128,653	511,116	5,622,007
Operating Expenses:
Sales and Marketing	505,557	452,258	2,557,273	1,776,573
General and Administrative	763,405	419,538	2,026,180	1,913,129
Acquisition Costs	––	137,020	136,957	137,020
Research and Development	374,410	151,233	911,688	616,703
Total Operating Expenses	1,643,372	1,160,049	5,632,098	4,443,425
Operating (Loss) Income	(2,118,376)	(31,396)	(5,120,982)	1,178,582
Other (Income) Expense:
Interest Expense	97,927	2,548	125,852	13,767
Interest Income	––	(58)	(37)	(269)
Other Income	(99)	(5,000)	(14,638)	(19,682)
Total Other (Income) Expense	97,828	(2,510)	111,177	(6,184)
(Loss) Income Before Income Taxes	(2,216,204)	(28,886)	(5,232,159)	1,184,766
Income Taxes	(257,928)	(37,385)	(257,928)	––
Net (Loss) Income	$ (1,958,276)	$ 8,499	$ (4,974,231)	$ 1,184,766
Basic (Loss) Earnings Per Common Share	$ (0.08)	$ (0.00)	$ (0.19)	$ 0.05
Diluted (Loss) Earnings Per Common Share	$ (0.08)	$ (0.00)	$ (0.19)	$ 0.05
Weighted Average Number of Common Shares Outstanding for Basic (Loss) Earnings Per Common Share	25,900,715	24,632,000	25,869,969	25,324,000
Weighted Average Number of Common Shares Outstanding for Diluted (Loss) Earnings Per Common Share	25,900,715	25,088,000	25,869,969	26,002,000

Cover-All Technologies Inc. and Subsidiaries Consolidated Balance Sheet (unaudited)
	December 31, 2012	December 31, 2011

Assets:
Current Assets:
Cash and Cash Equivalents	$ 1,353,892	$ 3,281,965
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	2,365,750	1,817,793
Prepaid Expenses	528,398	576,522
Deferred Tax Asset	910,998	1,099,000
Total Current Assets	5,159,038	6,775,280
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	1,373,485	912,527
Less: Accumulated Depreciation	450,604	633,356
Property and Equipment – Net	922,881	279,171
Goodwill	1,039,114	1,039,114
Capitalized Software (Less Accumulated Amortization of $17,658,748 and $14,134,024, Respectively)	10,441,992	8,799,711
Customer Lists/Relationships (Less Accumulated Amortization of $260,093 and $126,093, Respectively)	141,907	93,907
Non-Compete Agreements (Less Accumulated Amortization of $160,000 and $110,044, Respectively)	—	49,956
Deferred Tax Asset	2,614,430	2,168,500
Business Acquisition (1)	—	1,035,821
Deferred Financing Costs (Net of Amortization of $7,870)	84,413	—
Other Assets	362,806	216,971
Total Assets	$ 20,766,581	$ 20,458,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 1,681,007	$ 440,635
Accrued Expenses Payable	1,390,533	753,888
Deferred Charges	83,455	43,788
Current Portion of Capital Lease	109,878	—
Unearned Revenue	2,426,810	2,298,985
Total Current Liabilities	5,691,683	3,537,296
Long-Term Liabilities:
Long-Term Debt	1,457,945	—
Long-Term Portion of Capital Lease	476,664	—
Total Long Term Liabilities	1,934,609	—
Total Liabilities	7,626,292	3,537,296
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,936,106 and 25,782,730 Shares Issued and Outstanding in 2012 and 2011, Respectively	259,361	257,827
Paid-In Capital	32,003,909	30,812,059
Accumulated Deficit	(19,122,981)	(14,148,751)
Total Stockholders’ Equity	13,140,289	16,921,135
Total Liabilities and Stockholders’ Equity	$ 20,766,581	$ 20,458,431

(A)

Represents the purchase price for the assets acquired from BlueWave Technology in December 2011 not allocated as of December 31, 2011.  The purchase price was subsequently allocated to the assets acquired in Fiscal 2012.

Cover-All Technologies Inc. and Subsidiaries Reconciliation of U.S. GAAP Net Income to EBITDA (unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Net (Loss) Income	$ (1,958,276)	$ 8,499	$ (4,974,231)	$ 1,184,766

Interest Income (Expense), Net	97,927	2,490	125,815	13,498
Income Tax Benefit	(257,928)	(37,385)	(257,928)	—
Depreciation	173,493	30,393	296,693	146,397
Amortization	1,047,038	538,659	3,721,665	1,686,647

EBITDA	$ (897,746)	$542,656	$ (1,087,986)	$3,031,308

EBITDA per Common Share:
Basic	$ (0.03)	$ 0.02	$ (0.04)	$ 0.12
Diluted	$ (0.03)	$ 0.02	$ (0.04)	$ 0.12